UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 26, 2016

DURECT CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	000-31615	94-3297098
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

10260 Bubb Road

Cupertino, CA 95014

(Address of principal executive offices) (Zip code)

(408) 777-1417

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On April 26, 2016, DURECT Corporation (the “Company”) announced the pricing of an underwritten public offering of 12,000,000 shares of its common stock, offered at a price of $1.25 per share to the public. All of the shares in the offering were sold by the Company. The offering closed on April 29, 2016. The Company granted the underwriters a 30-day option to purchase up to an aggregate of 1,800,000 additional shares and the underwriters exercised this option in full prior to the closing. As a result, the Company sold a total of 13,800,000 shares of its common stock in this offering. The gross proceeds to the Company from this offering were approximately $17.3 million, before deducting underwriting discounts and commissions, and other estimated offering expenses payable by the Company.

Stifel acted as sole book-running manager for the offering and Laidlaw & Company (UK) Ltd. acted as co-manager.

Item 8.01. Other Events

On April 26, 2016, the Company issued a press release announcing the pricing of the public offering described in Item 1.01. A copy of the press release is attached hereto as Exhibit 99.1.

On April 29, 2016, the Company issued a press release announcing the closing of the public offering described in Item 1.01, and that the underwriters of the offering exercised, in full, their option to purchase an additional 1,800,000 shares of its common stock. A copy of the press release is attached hereto as Exhibit 99.2.

Item 9.01. Financial Statements and Exhibits

(d)	Exhibits

1.1	Underwriting Agreement, dated April 26, 2016, by and between the Company and Stifel, Nicholaus & Company, Incorporated, as representative for the several underwriters named therein.

5.1	Opinion of Morrison & Foerster LLP

99.1	Press Release dated April 26, 2016.

99.2	Press Release dated April 29, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DURECT Corporation

Date: April 29, 2016	By:	/s/ Matthew J. Hogan
Matthew J. Hogan
Chief Financial Officer